SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549



                                 FORM 8-K


           Current Report Pursuant to Section 13 or 15(d) of the
                      Securities Exchange Act of 1934



     Date of Report (Date of earliest event reported)    June 5, 1995

                         BIG O TIRES, INC.
          (Exact name of registrant as specified in its charter)

          Nevada              1-8833              87-0392481
     (State or other juris-        (Commission         (I.R.S. Employer
     diction of incorporation)     File No.)      Identification No.)



     11755 East Peakview Avenue, Englewood, Colorado        80111
          (Address of principal executive offices)               (Zip Code)


     Registrant's telephone number including area code:  (303)  790-2800









                                                              8 Total Pages
Item 5.   Other Events.

On June 5, 1995, the Company announced that it had received a letter from a group of its management and Big O Tire Dealers of America, a group of franchise dealers, proposing to acquire the Company (the "Acquisition Group") at a price of $16.50 per share (the "Acquisition Proposal"). The Company had previously announced on April 6, 1995, that it had received a proposal from the Acquisition Group to acquire the Company for a cash price of $16.00 per share. On April 13, 1995, the Company announced that it had requested further negotiations with the Acquisition Group. The Investment Committee of the Company has indicated that it will review this latest proposal at its next meeting.

The Acquisition Proposal is subject to a number of conditions, including the ability of the Acquisition Group to obtain financing commitments on acceptable terms, participation in the Acquisition Group of not less than 80% of the shares held by the Company's Employee Stock Ownership Plan ("ESOP"), participation in the group of not less than 85% of the Company's franchised Big O Tire dealers, and the negotiation of a definitive merger agreement. The Acquisition Group has also asked that all expenses of the group in connection with the negotiation of a merger be reimbursed.

Unless accepted by the Company, the offer expires by its terms 8:00 a.m. on June 7, 1995.

Item 7.  Financial Statements and Exhibits.

(10.1) Acquisition Proposal to the Investment Committee of the Board of Directors from certain members of management and a representative of Big O Tire Dealers of America dated June 2, 1995.

[Signatures follow on next page.]

                                SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized:

Date:     June 6, 1995

                              BIG O TIRES, INC.


                              By:       /s/ Philip J. Teigen
                                   General Counsel and Secretary

                                EXHIBITS


1.   (10.1)    Acquisition Proposal to the Investment Committee of the
               Board of Directors from certain members of management and a representative of Big O Tire Dealers of America dated June
               2, 1995.